Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 11, 2021, with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report of Federal Realty Investment Trust on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said reports in the Registration Statements of Federal Realty Investment Trust on Form S-3 (File No. 333-224701, File No. 333-224721, File No. 333-224807, File No. 333-124195, and File No. 033-63687) and on Form S-8 (File No. 333-239351, File No. 333-166531, and File No. 333-147081).

/s/ GRANT THORNTON LLP
New York, New York
February 11, 2021